Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Peace of Meat BV

We consent to the use of our report dated December 31, 2020 with respect to the statement of financial position of Peace of Meat BV as of February 29, 2020, the related statements of income, changes in equity, and cash flows for the period from inception (September 1, 2019) to February 29, 2020, and the related notes, included herein, and to the reference to our firm under the heading 'Experts' in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin
Member Firm of KPMG International

Tel Aviv, Israel
March 11, 2021